Exhibit 99.1
CVR Energy to Purchase Wynnewood, Okla., Refinery
SUGAR LAND, Texas (Nov. 2, 2011) — CVR Energy, Inc. (NYSE: CVI) today announced a definitive agreement to acquire Gary-Williams Energy Corporation and its Wynnewood, Okla., refinery and related assets for $525 million, plus working capital currently estimated at approximately $100 million.
CVR Energy will fund the acquisition with cash and approximately $250 million of additional debt financing to be put in place prior to closing. The transaction is expected to close by year end, subject to regulatory approvals.
With 70,000 bpd in crude throughput capacity and a complexity rating of 9.3, the Wynnewood refinery will provide an immediate and meaningful increase in the scale and diversity of CVR Energy’s refining operations. Following the close of the transaction, CVR Energy will have more than 185,000 bpd of processing capacity at two locations in the attractive, highly fragmented, and historically underserved Group III, PADD 2 region. Both facilities have access to a variety of cost advantaged WTI price-linked crudes.
“The acquisition of these high-quality and recently upgraded refinery assets is compelling for CVR Energy in strategic, financial and operational terms, and will create shareholder value both in the near term and for years to come,” said Chief Executive Officer Jack Lipinski. “The transaction is not only accretive but the purchase price multiple paid on a trailing twelve month EBITDA basis is less than the implied multiple for our refining assets today.
“Given Wynnewood refinery’s complementary geography and logistical footprint, we anticipate using the capabilities of our storage in Cushing, Okla., together with our crude oil gathering business to obtain near-term crude oil purchase savings. We also expect to benefit from processing synergies between both plants.
“Building on our track record of operational improvement at Coffeyville, we will have the opportunity to undertake a range of relatively low cost enhancement initiatives with attractive returns.”
Gary-Williams Energy Corporation is headquartered in Denver with marketing and operations in Oklahoma. CVR Energy will transition out of the Denver office but will retain all Oklahoma facilities and operations.

For the acquisition, Barclays Capital served as financial advisor and Fried, Frank, Harris, Shriver & Jacobson LLP as legal advisor to CVR Energy. Deutsche Bank Securities served as financial advisor and Davis Graham & Stubbs as legal advisor to Gary-Williams Energy.
About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses include an independent refiner that operates a 115,000 barrel per day refinery in Coffeyville, Kan., and markets high value transportation fuels supplied to customers through tanker trucks and pipeline terminals, and a crude oil gathering system serving central Kansas, Oklahoma, western Missouri and southwest Nebraska. In addition, CVR Energy subsidiaries own a majority interest in and serve as the general partner of CVR Partners, LP, a producer of ammonia and urea ammonium nitrate, or UAN, fertilizers.
For further information, please contact:
Investor Relations:
Jay Finks
CVR Energy, Inc.
281-207-3588
InvestorRelations@CVREnergy.com
Media Relations:
Steve Eames
CVR Energy, Inc.
281-207-3550
MediaRelations@CVREnergy.com